As filed with the Securities and Exchange Commission on October 30, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RITTER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1295171
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

(310) 203-1000

(Address of Principal Executive Offices)

RITTER PHARMACEUTICALS, INC. 2008 STOCK PLAN

RITTER PHARMACEUTICALS, INC. 2009 STOCK PLAN

RITTER PHARMACEUTICALS, INC. 2015 EQUITY INCENTIVE PLAN

(Full title of the plans)

Michael D. Step

Chief Executive Officer

Ritter Pharmaceuticals, Inc.

1880 Century Park East, Suite 1000

Los Angeles, CA 90067

(310) 203-1000

(Name, address and telephone number (including area code) of agent for service)

Copy to:

Michael Sanders, Esq.

David Mittelman, Esq.

Deborah Gunny, Esq.

Reed Smith LLP

1901 Avenue of the Stars

Suite 700

Los Angeles, CA 90067-6708

(310) 734-5200

(310) 734-5299 Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	1,886,633 shares (2)	$7.228 (3)	$13,636,583.32	$1,373.20
Common Stock, $0.001 par value per share	18,601 shares (4)	$0.715 (5)	$13,299.72	$1.34
Common Stock, $0.001 par value per share	2,111,682 shares (6)	$2.23 (7)	$4,709,050.86	$474.20

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Ritter Pharmaceuticals, Inc. (the “Company”) that may be offered or sold under the Ritter Pharmaceuticals, Inc. 2008 Stock Plan (the “2008 Plan”), the Ritter Pharmaceuticals, Inc. 2009 Stock Plan (the “2009 Plan”), and the Ritter Pharmaceuticals, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any substitutions or adjustments to shares to account for any change in capitalization, including any stock dividend, stock split, reverse stock split, split up, spin-off, recapitalization, or other distribution of stock or property of the Company, combination or exchange of shares or common stock, dividend in kind, or other like change in capital structure.

(2) Represents shares of Common Stock subject to stock options presently outstanding under the 2008 Plan. To the extent such awards are forfeited or lapse unexercised or are settled in cash and are not issued under the 2008 Plan, the Common Stock subject to such awards will be available for future issuance under the 2015 Plan.

(3) Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $7.085 per share for outstanding stock options granted under the 2008 Plan.

(4) Represents shares of Common Stock subject to stock options presently outstanding under the 2009 Plan. To the extent such awards are forfeited or lapse unexercised or are settled in cash and are not issued under the 2009 Plan, the Common Stock subject to such awards will be available for future issuance under the 2015 Plan.

(5) Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $0.72 per share for outstanding stock options granted under the 2009 Plan.

(6) Represents shares of Common Stock available for future issuance under the 2015 Plan, which number consists of (a) 206,448 shares of Common Stock presently available for issuance under the 2015 Plan and (b) up to an additional 1,905,234 shares of Common Stock that may become issuable under the 2015 Plan pursuant to its terms to the extent presently outstanding awards under the 2008 Plan and 2009 Plan are forfeited or lapse unexercised or are settled in cash. The additional 1,905,234 shares of Common Stock represent the aggregate of 1,886,633 shares under the 2008 Plan corresponding to footnote (2) and the 18,601 shares under the 2009 Plan corresponding to footnote (4) of this Calculation of Registration Fee table.

(7) Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. In accordance with Rule 457(c) of the Securities Act, the offering price per share are based upon the average of the high and low prices, which were $2.15 and $2.31, for the Common Stock of the Company as reported on the NASDAQ Stock Market on October 27, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in one or more documents to be sent or given to participants in the 2008 Plan, the 2009 Plan, and the 2015 Plan pursuant to Rule 428 under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), and the instructions to Form S-8, such documents are not being filed with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission are hereby incorporated by reference into this Registration Statement:

(a)   the Company’s prospectus filed on June 26, 2015 pursuant to Rule 424(b) of the Securities Act relating to the Company’s Registration Statement on Form S-1 (File No. 333-202924) that contains audited financial statements of the Company for the latest fiscal year for which such statements have been filed;

(b)   the Company’s quarterly report on Form 10-Q for the fiscal period ended June 30, 2015 filed on August 12, 2015;

(c)   the Company’s current reports on Form 8-K filed on July 1, 2015, July 14, 2015, July 27, 2015, September 22, 2015, and October 26, 2015; and

(d)   the description of the Company’s Common Stock contained in the Company’ Registration Statement on Form 8-A (File No. 1-37428) filed on June 15, 2015, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s restated certificate of incorporation provides that the Company shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Company or is or was serving as an officer or director of another entity at the Company’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Company’s certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Company does not pay a proper claim for indemnification in full within 30 days after receiving a written claim for such indemnification, the Company’s certificate of incorporation and bylaws authorize the claimant to bring an action against the Company and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Company’s certificate of incorporation eliminates the liability of a director to the Company or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Company or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	from any transaction from which the director derived an improper personal benefit.

The Company carries insurance policies insuring the Company’s directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

In addition, the Company has entered into indemnification agreements with each of the Company’s current directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with future directors and executive officers of the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated in this Item 8 by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereto duly authorized, in the City of Los Angeles, State of California, on October 30, 2015.

RITTER PHARMACEUTICALS, INC.

By:	/s/ Michael D. Step
Michael D. Step
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Ritter Pharmaceuticals, Inc. hereby appoints Michael D. Step as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, with full power to act alone, to sign on his behalf and in the capacity set forth below, any and all amendments and post-effective amendments and supplements to this Registration Statement on Form S-8 and to file each such amendment and post-effective amendment and supplements to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary or appropriate to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael D. Step	Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2015
Michael D. Step

/s/ Ellen Mochizuki	Vice President, Finance (Principal Financial and Accounting Officer)	October 30, 2015
Ellen Mochizuki

/s/ Ira E. Ritter	Executive Chairman, Chief Strategic Officer and Director	October 30, 2015
Ira E. Ritter

/s/ Andrew J. Ritter	President and Director	October 30, 2015
Andrew J. Ritter

/s/ Noah Doyle	Director	October 30, 2015
Noah Doyle

/s/ Matthew W. Foehr	Director	October 30, 2015
Matthew W. Foehr

/s/ Paul V. Maier	Director	October 30, 2015
Paul V. Maier

/s/ Gerald T. Proehl	Director	October 30, 2015
Gerald T. Proehl

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
5.1	Opinion of Reed Smith LLP*

23.1	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm*

23.2	Consent of Reed Smith LLP (contained in Exhibit 5.1 to this Registration Statement)*

24.1	Power of Attorney of certain Officers and Directors of the Company (contained on signature page to this Registration Statement)*

99.1	Ritter Pharmaceuticals, Inc. 2008 Stock Plan*

99.2	Ritter Pharmaceuticals, Inc. 2009 Stock Plan (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-202924) filed March 23, 2015)

99.3	Ritter Pharmaceuticals, Inc. 2015 Equity Incentive Plan*

99.4	Form of Stock Option Agreement under the Ritter Pharmaceuticals, Inc. 2015 Equity Incentive Plan*

*Filed herewith